As filed with the SEC on September 11, 2001

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ X ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Royale Energy, Inc.

(Name of Registrant as Specified in its Charter)

Filed on Behalf of the Board of Directors

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[ X ] Fee computed on table below per Exchange Act Rules 14a6(i)(1) and 0-11.

Calculation of Filing Fee
Title of Securities to which Transaction Applies	Aggregate Number of Securities to which Transaction Applies (1)	Per Unit Price Per Share	Proposed Maximum Aggregate Value of Transaction	Total Fee Paid
Common Stock, par value $.01 per share	1,396,742	$ 8.90	$12,431,003.80	$ 286.20

(1) based on the average of the highest price and lowest price, or $8.90, as of Friday, September 7, 2001 and the formula for the number of shares to be issued in the merger.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Royale Energy, Inc.

7676 Hazard Center Drive, Suite 1500

San Diego, California 92108

Meeting to be Held:

DATE: November 5, 2001

TIME: 10:00 a.m.

PLACE: 7676 Hazard Center Drive, Suite 1500

San Diego, California 92108

Matters to be Voted on:

1. Approval and adoption of a merger of Royale Petroleum Corporation, with and into Royale Energy, Inc.;

2. Election of seven directors to serve for the ensuing year;

3. Approval of engagement of Brown Armstrong Accountancy Corporation as Royale Energy's independent accountants; and

4. Transacting such other business as may properly come before the meeting and any adjournment thereof.

Who May Attend and Vote at the Meeting:

Shareholders of record at the close of business on September 21, 2001, and valid proxy holders may attend and vote at the meeting. If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting.

This Meeting Notice and Proxy Statement was first sent to Shareholders of Royale Energy, Inc. on or about September 25, 2001.

By Order of the Board of Directors,

Donald H. Hosmer ____

Donald H. Hosmer

President and Secretary

PROXY STATEMENT

Your proxy, using the enclosed form, is solicited by Royale Energy's board of directors for use at the annual meeting of shareholders to be held November 5, 2001, and at any adjournment thereof. This proxy statement has information about the annual meeting and was prepared by Royale Energy's management for the Board of Directors. Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope by October 30, 2001.

Summary Term Sheet

for the Merger of

Royale Petroleum Corporation

with and into Royale Energy, Inc.

Q: What am I being asked to vote on?

A: You are being asked to vote to approve and adopt the Plan and Agreement of Merger entered into by Royale Petroleum Corporation ("Royale Petroleum") and Royale Energy, Inc.("Royale Energy"). In the merger, Royale Petroleum will be merged with and into Royale Energy, and Royale Petroleum will no longer exist.

Q: Why do the companies want to merge?

A: Since 1988, Royale Petroleum has engaged in oil and gas exploration and production primarily through Royale Energy, of which Royale Petroleum owns 31.6%. The merger will give Royale Energy a larger proportionate share of successful wells in which it already owns interests as well as interests in other oil and gas properties owned solely by Royale Petroleum. It will simplify the ownership structure for both Royale Energy and Royale Petroleum.

Q: What will be the effect of the merger on Royale Petroleum Shareholders?

A: The holders of Royale Petroleum stock will receive shares of stock of Royale Energy based on a formula (discussed more fully in the Plan and Agreement of Merger) for each share of Royale Petroleum that is cancelled in the merger. Collectively they will continue to hold the same percentage of Royale Energy stock that Royale Petroleum now owns.

Q: What will be the effect of the merger on Royale Energy Shareholders?

A: Royale Petroleum currently owns 31.6% of the shares of Royale Energy. Royale Petroleum owns approximately the same number of Royale Energy shares that will be issued to the Royale Petroleum shareholders (including shares issuable on the exercise of warrants), and the shares that Royale Petroleum owns will be cancelled in the merger transaction. Therefore, the holders of Royale Energy stock will maintain approximately the same number and percentage of the Royale Energy shares they now own, and there will be no dilution of those shares. See Ownership of Royale Energy Before and After the Merger, page 10.

Q: Does the Board of Directors of Royale Energy recommend voting in favor of the proposed merger?

A: Yes, the Board recommends voting in favor of the proposed merger.

Q: When will the merger be completed?

We are working to complete the merger as quickly as possible. We plan to complete the merger promptly after the Annual Shareholder Meeting of Royale Energy on November 5, 2001, but in no event later than December 31, 2001.

Q: What vote is required to adopt the Plan and Agreement of Merger?

A: Approval and adoption of the Plan and Agreement of Merger requires the affirmative vote of the holders of a majority of the shares of Royale Energy and of a majority of the shares of Royale Petroleum stock that is issued and outstanding on September 21, 2001. Common Shareholders of Royale Energy will have one vote for each Common share they hold. Preferred Shareholders will have one vote for each two Preferred shares they hold. Royale Petroleum has only two shareholders, and both of them have announced that they intend to vote for the merger.

Q: What happens if I do not vote?

A: Because the merger requires an affirmative vote of a majority of the shares issued and outstanding, a failure to vote will have the same effect as a vote against the merger.

Q: What do I need to do now?

A: After you carefully read this proxy statement, fill out the proxy card, sign, date, and mail it as soon as possible. If you choose, you may attend the meeting and vote in person instead of sending in the card.

Q: Do I have an appraisal right?

A: The California Corporations Code, provides a limited right of appraisal for shareholders of publicly held companies like Royale Energy. In general, an appraisal right is the right to dissent from approving the merger and demand that Royale Energy repurchase your shares for the fair market value. If Royale Energy and the dissenting shareholder cannot agree on a fair market value, the shareholder may have a California superior court appoint an independent appraiser to set the repurchase price. More information on how to enforce appraisal rights is contained in Dissenters' Rights, page 14.

Common Shareholders' Appraisal Rights

Under the California Corporations Code, holders of Royale Energy common stock have the right to demand the repurchase of their shares only if holders of more than 5% of the outstanding common stock demand such a repurchase. If we receive appraisal and repurchase demands from holders of more than 5% of the common shares, our board of directors has the right to cancel the merger transaction, in which case no appraisal right will exist. To assert appraisal and repurchase rights, you must make a written demand for repurchase on or before November 5, 2001, the date of the shareholders' meeting.

Preferred Shareholders

Under the California Corporations Code, if you hold Royale Energy preferred stock (which is not publicly traded), you must make a demand for appraisal and repurchase of your preferred shares within 30 days after we send you notice that the merger has been approved.

Q: What are the tax consequences of the merger?

A: Royale Energy shareholders will continue to own their Royale Energy shares and will experience no tax consequences from the merger. If any Royale Energy shareholders make a valid demand for appraisal and repurchase rights, the repurchase price they receive will be taxed at capital gain rates.

The Royale Energy shares that will be issued to the Royale Petroleum shareholders will be a tax free exchange, and the Royale Petroleum shareholders will not record any taxable income at the time of the merger. The basis in the Royale Energy shares that they receive will be the same as the basis for the Royale Petroleum shares that they presently own.

Q: Where can I find out more information about Royale Petroleum Corporation and Royale Energy, Inc.?

A: You can find out more information about Royale Petroleum and Royale Energy from various sources described under the section Where to Obtain Additional Information, page 28. The annual report of Royale Energy accompanies this proxy statement.

Q: Whom should I call with questions about the merger?

A: You may contact:

Stephen Hosmer, Chief Financial Officer

Royale Energy, Inc.

7676 Hazard Center Drive, Suite 1500

San Diego, CA 92108

(619) 881-2800

GENERAL INFORMATION ABOUT THE SHAREHOLDERS' MEETING

The only items of business which management intends to present at the meeting are listed in the preceding Notice of Annual Meeting of Shareholders and are explained in more detail on the following pages. By returning your signed proxy, you authorize management to vote your shares as you indicate on these items of business and to vote your shares in accordance with management's best judgment in response to proposals initiated by others at the meeting.

Changing or Revoking Your Proxy Vote

You may revoke your signed proxy at any time before it is exercised at the annual meeting. You may do this by advising Royale Energy's Secretary in writing of your desire to revoke your proxy, or by submitting a duly executed proxy bearing a later date. We will honor the proxy card with the latest date. You may also revoke your proxy by attending the annual meeting and indicating that you wish to vote in person.

Who may Vote

Each shareholder of record at the close of business on September 21, 2001, is entitled, for each share then held, to one vote on each proposal or item that comes before the annual meeting, except that under certain circumstances shareholders may be entitled to cumulate their votes in voting for directors. (See Proposal 2: Election of Directors, page 16.) On June 30, 2001, Royale Energy had outstanding 4,369,451 shares of common stock, 10,780 shares of Series A Convertible preferred stock, and 50,308 shares of Series AA Convertible preferred stock entitled to vote at the meeting.

Voting in Person

Although we encourage you to complete and return your proxy to ensure that your vote is counted, you can attend the annual meeting on November 5, 2001, and vote your shares in person.

How your Votes are Counted

We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the matters listed on the proxy card.

If you mark "Abstain" with respect to any proposal on your proxy, your shares will be counted in the number of votes cast, but will not be counted as votes for or against the proposal. If a broker or other nominee holding shares for a beneficial owner does not vote on a proposal, the shares will not be counted in the number of votes cast.

This proxy statement and the accompanying proxy form were first mailed on or about September 25, 2001, to shareholders entitled to vote at the meeting.

ITEMS OF BUSINESS

Proposal 1: THE MERGER

The board of directors recommends a vote FOR the merger of Royale Petroleum Corporation with and into Royale Energy, Inc.

Royale Energy proposes to merge Royale Petroleum Corporation ("Royale Petroleum") with and into Royale Energy (the "Merger"). Royale Petroleum is owned by Donald H. Hosmer, the President of Royale Energy, and by Stephen M. Hosmer, the Chief Financial Officer of Royale Energy. Royale Petroleum in turn owns 31.6% of the issued and outstanding common stock of Royale Energy. Royale Petroleum is also engaged in the oil and gas production and exploration business and is an investor in several of Royale Energy's producing oil and gas properties.

The terms and conditions of the Merger are set forth in the Plan and Agreement of Merger (the "Plan"), the text of which is attached to the Proxy Statement as Appendix A. The summary of the Plan contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Plan.

At the time the Merger becomes effective, Royale Petroleum will be merged into Royale Energy, and Royale Petroleum's separate existence will cease. Royale Energy will assume the assets and liabilities of Royale Petroleum and will cancel the outstanding shares of common stock of Royale Energy which are held by Royale Petroleum.

The holders of Royale Petroleum stock will receive shares of common stock of Royale Energy equal to 1,200,049 shares plus (or minus) a number of shares equal to 265,138 times the Royale Energy Market Price minus $609,164. The Royale Energy Market Price is the average of the daily high and low price per share at which transactions in the common stock of Royale Energy are reported on the Nasdaq National Market System for each of the fifteen (15) business days immediately preceding the date that the merger is approved. This formula is designed to give effect to the exercise of Royale Energy warrants now held by Royale Petroleum. Royale Petroleum owns warrants to purchase 265,238 Royale Energy shares at exercise prices between $1.65 and $2.60 per share, with a total exercise price of $609,164.

Royale Energy will treat the Merger as a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986 as amended.

Contact information for the companies:

Royale Energy, Inc. 7676 Hazard Center Drive, Suite 1500 San Diego, California 92108 (619) 881-2800	Royale Petroleum Corporation 7676 Hazard Center Drive, Suite 1500 San Diego, California 92108 (619) 881-2800

Background for the Merger

Royale Petroleum was formed in 1985 by the Chairman and founder of Royale Energy, Harry E. Hosmer, and his sons. Half of Royale Petroleum is currently owned by Donald H. Hosmer, and the other half is owned by Stephen M. Hosmer. Since its inception, Royale Petroleum has engaged in the acquisition and development of oil and gas properties. In 1986, Royale Petroleum incorporated Royale Energy. Since 1988, Royale Petroleum has engaged in oil and gas exploration and production primarily through Royale Energy, of which Royale Petroleum owns 1,465,187 shares (31.6%), including 265,138 shares that Royale Petroleum has the right to acquire upon the exercise of warrants. Royale Petroleum has also engaged in oil and gas operations independently of Royale Energy, and Royale Petroleum has invested in and owns interests in drilling prospects that Royale Energy developed with other private investors. There are two shareholders of Royale Petroleum, and there is no public market for the 2,000 issued and outstanding shares of Royale Petroleum. Royale Petroleum has not ever paid dividends on its shares.

The owners of Royale Petroleum have, in the past, suggested that Royale Energy explore whether it would be to Royale Energy's and Royale Petroleum's mutual advantage to enter into a merger transaction. In early 2001, the directors of Royale Energy (other than Donald and Stephen Hosmer) authorized a merger proposal to be drafted. The Merger will give Royale Energy a larger proportionate share of successful wells in which it already owns interests as well as interests in other oil and gas properties. In addition, Royale Petroleum owns warrants to purchase 265,138 shares of Royale Energy common stock at prices of 1.65 per share for 86,250 shares and $2.60 per share for 178,888 shares, which prices are considerably below the recent trading range of Royale Energy's common stock. (For example, on August 29, 2001, the closing price for Royale Energy's common stock on Nasdaq was $8.19 per share.)

Consideration Exchanged for Royale Petroleum

The largest single asset owned by Royale Petroleum is common stock of Royale Energy, of which it owns 1,465,187 shares or 31.6% of Royale Energy's common stock including shares issuable on exercise of warrants. Royale Petroleum is the largest shareholder of Royale Energy's common stock. The sole consideration being exchanged for Royale Petroleum in the merger is common stock of Royale Energy.

Royale Energy and Royale Petroleum did not employ independent investment bankers or other experts in order to obtain the valuation of assets on which the Merger consideration is based.

The number of shares of Royale Energy's common stock being issued in the Merger is based on a formula (discussed more fully in the Plan). The consideration was negotiated between the directors of Royale Energy and the directors of Royale Petroleum and is based on the existing, outstanding holdings of Royale Petroleum. Donald and Stephen Hosmer are directors of both Royale Energy and Royale Petroleum. In the negotiations, they negotiated only on behalf of Royale Petroleum and did not take part in the consideration or vote by the Royale Energy directors on whether to approve the merger and the amount of shares to be issued and cash to be paid in the merger. The reserves for those properties held by Royale Petroleum were estimated as of January 1, 2001, prepared by Royale Energy's independent reserve engineer consultants.

In the merger, Royale Energy will issue shares of its common stock to the Royale Petroleum shareholders. Royale Energy will also receive a like amount of its common stock (which is now held by Royale Petroleum) when it acquires Royale Petroleum, and it will cancel those shares on the books of the corporation. Royale Energy will also issue shares to the Royale Petroleum shareholders with a value equal to the value of Royale Energy warrants which will be canceled in the merger, as described in the next section.

Ownership of Royale Energy Before and After the Merger

Because the two shareholders of Royale Petroleum will receive nearly the same number of shares of Royale Energy that Royale Petroleum now owns, the beneficial ownership of Royale Energy will not materially change as a result of the merger. The total assets of Royale Energy may increase slightly because Royale Energy will acquire the working interests in oil and gas properties that Royale Petroleum now owns.

Royale Petroleum shareholders will receive shares of Royale Energy equal to the number of Royale Energy shares that Royale Petroleum now owns (1,200,049), plus a number of Royale Energy's shares equal to the value of the Royale Energy warrants that Royale Petroleum owns. Royale Petroleum owns warrants to purchase 265,138 Royale Energy shares for a total exercise price of $609,164. The Royale Petroleum shareholders will receive a number of shares equal to (x) 265,138 (the number of Royale Petroleum's warrants) times the average closing price for 15 business days immediately preceding the merger date, (y) minus $609,164, (z) divided by the average closing price for 15 business days immediately preceding the merger date.

For example, suppose that the merger transaction closes on November 10, 2001, and that the average closing stock price for Royale Energy common stock for the 15 preceding business days (from October 22 to November 9, 2001), was $9.00 per share. In that case, the number of Royale Energy shares that the Royale Petroleum shareholders would receive would equal 265,138 times $9 (or $2,386,242), minus $609,164, divided by $9, for a total of 197,453 shares.

The following table illustrates the ownership of Royale Energy before and after the merger, based on the number of shares outstanding on June 30, 2001 (plus Royale Petroleum's warrant to purchase Royale Energy shares), assuming that the average closing price for Royale Energy common stock is $9 per share for the 15 day period immediately preceding the merger:

Prior to Merger
Total number of Royale Energy shares outstanding (1)	4,634,589	100.0%
Shares owned by Royale Petroleum (excluding warrant shares)	1,200,049	26.9%
Shares issuable on exercise of Royale Petroleum's warrants	265,138	5.7%
Total shares owned by Royale Petroleum	1,465,187	31.6%
Total shares held by remaining shareholders	3,169,402	68.4%

After Merger
Total number of Royale Energy shares outstanding	4,566,904	100.0%
Shares issued in the merger:
1,200,000 shares issued to Royale Petroleum shareholders	1,200,049	24.8%
Additional shares issued - 265,138 x 9 - 609,164	197,453	4.1%
Total shares owned by Royale Petroleum shareholders	1,397,502	30.6%
Total shares held by remaining shareholders	3,169,402	69.4%
  Includes 265,138 shares issuable on exercise of warrants held by Royale Petroleum.

Conflicts of Interest

Donald and Steven Hosmer are directors of Royale Energy, Inc. as well as shareholders of Royale Petroleum Corporation. Donald and Steven Hosmer did not vote on the merger when the board of directors of Royale Energy considered whether to recommend approving the merger.

After the Merger is approved by the Shareholders of both companies, the completion of the Merger will still be subject to the receipt of a tax opinion and approval of both companies' Boards of Directors.

Information on Royale Petroleum

Royale Petroleum was incorporated in Delaware in 1985. Its original owners were Harry E. Hosmer, the founder and chairman of Royale Energy, and his sons. Since inception it has owned and developed oil and gas producing properties in the United States. In its early years of existence, before 1990, it financed its drilling and development operations by limited partnership interests in drilling and development programs to third parties through a separate subsidiary, which has since been dissolved.

In 1986 Royale Petroleum incorporated Royale Energy as a wholly owned subsidiary. The initial assets of Royale Energy were oil and gas leases that were contributed by Royale Petroleum in return for its ownership interest. Royale Energy began operations in 1988. Since 1989, substantially all of the oil and gas drilling and development operations of the two companies were conducted through Royale Energy. Royale Petroleum has continued to own oil and gas leases and has participated as an investor in several drilling projects conducted by Royale Energy.

From 1988 to 1993, Royale Energy engaged in private sales of its common and convertible preferred stock to finance its operations and acquisitions of oil and gas properties. As a result, Royale Petroleum's ownership interest in Royale Energy decreased from 100% in 1988 to approximately 49% at the end of 1993. In 1994, Harry E. Hosmer divested himself of his ownership interest in Royale Petroleum in return for Royale Energy shares owned by Royale Petroleum, and the Royale Energy shares were contributed to two foreign charitable trusts. This decreased Royale Petroleum's ownership interest in Royale Energy to approximately 31%. Royale Petroleum's ownership interest in Royale Energy has remained approximately 31% since 1994.

Management of Royale Petroleum

The directors of Royale Petroleum are Donald H. Hosmer and Stephen M. Hosmer, both of whom are also officers and directors of Royale Energy. Royale Petroleum has no employees, and its directors do not receive any compensation for their service. Royale Petroleum does not lease office space. To the extent that office space or equipment is needed, it has been provided by Donald and Stephen Hosmer.

Transactions between Royale Energy and Royale Petroleum

From 1996 to 1998, Royale Petroleum participated in various drilling and development projects sponsored by Royale Energy, under a policy adopted by Royale Energy's board of directors in 1989, that permits officers and directors of Royale Energy to purchase from Royale Energy, at its cost, up to one percent (1%) fractional interest in any well to be drilled by Royale Energy. Royale Petroleum was allowed to participate by virtue of its ownership by Donald and Stephen Hosmer, who are also Royale Energy officers and directors. When Royale Petroleum has made these purchases, the amount charged per each percentage working interest is equal to Royale Energy's actual pro rata cost of drilling and completion, rather than the higher amount that Royale Energy charges to working interest holders for the purchase of a percentage working interest in a well.

Under the 1989 policy, Royale Petroleum was permitted to participate in wells at any time up until drilling of the prospect began. Royale Petroleum did not pay a set, turnkey price (as did outside investors who purchase undivided working interests from Royale Energy), but Royale Petroleum has been liable for all direct costs and expenses through completion of a well, whether or not the well drilling and completion expenses exceed Royale Energy's cost estimates. Thus, Royale Petroleum participated on terms similar to other oil and gas industry participants or joint venturers. Royale Energy has invoiced Royale Petroleum for its share of direct costs of drilling and completion as Royale Energy has incurred expenses.

Under this program, Royale Petroleum has not paid some expenses paid by outside, retail investors in working interests, such as sales commission, if any, or marketing expenses. The outside, turnkey drilling agreement investors, on the other hand, have not been obligated to pay additional costs if a drilling project experiences cost overruns or unanticipated expenses in the drilling and completion stage. Accordingly, Royale Energy's and Royale Petroleum's management believe that Royale Petroleum's participation in wells has been on terms the same as could be obtained by unaffiliated oil and gas industry participants in arms-length transactions, albeit those terms are different than the turnkey agreement under which outside investors purchase fractional undivided working interests from Royale Energy.

Each month, Royale Petroleum has been credited with well income and charged with well expenses from producing wells, at the same time as other investors including working interest purchasers. Royale Petroleum has a single account with Royale Energy, to which all charges and income from all wells is credited.

Gross Number of Royale Energy Well Interests Purchased by Royale Petroleum
1996	1997	1998
9	15	1

In each of the investments in wells made by Royale Petroleum, the net well interest purchased was less than 1%. One "net well" is deemed to exist when the sum of fractional ownership working interest in gross wells equals one.

Shares Subject to Future Sale

All of our currently outstanding shares are freely tradable without restriction or further registration under the Securities Act, unless such shares are owned or acquired by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Shares owned or acquired by affiliates are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption under Rule 144 which is summarized below. All of the 1,200,049 currently held by Royale Petroleum have been held for more than two years and could be sold in compliance with Rule 144 under the Securities Exchange Act of 1933. Since the shares held by Royale Petroleum are deemed to be held by an affiliate, they are subject to volume limitations on sales imposed by Rule 144 (discussed below).

The Royale Energy shares that the Royale Petroleum shareholders will receive in the merger will be restricted securities held by affiliates of the issuer. As such, they will not be freely tradable but must be held by the shareholders for two years after the effective date of the merger. After the two year holding period, the shareholders would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  1% of the number of shares of common stock then outstanding; or
  the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Royale Energy has filed a registration statement under the Securities Act of 1933 to register, for sale to the public, the shares held by Royale Petroleum as well as shares held by other directors of Royale Energy. The registration statement is currently pending with the Securities and Exchange Commission. If Royale Energy completes the registration statement and it becomes effective with the SEC, the Royale Petroleum shareholders will be able to sell their shares in the open market without regard to the requirements of Rule 144.

Dissenters' Rights

The laws of California, where Royale Energy is incorporated, and Delaware, where Royale Petroleum is incorporated, give shareholders the right to dissent from a merger between two corporations and require the merging corporation to purchase the shareholder's stock from the shareholder at fair market value. In this proposed transaction, those rights will be very limited because of the structure of the merger agreement. This section discusses the application of these "dissenters' rights" to the proposed merger.

Rights of Royale Energy Shareholders

The California Corporation Code provides that shareholders who are entitled to vote on a merger transaction have limited dissenters' rights. In general, Royale Energy's common and preferred shareholders have rights in some circumstances to demand that Royale Energy repurchase their stock from the shareholders at its fair market value.

This right is very limited for Royale Energy's shareholders in this transaction. Because the common stock of Royale Energy is traded on the Nasdaq National Market System, the California Corporation Code does not require Royale Energy to repurchase any shares unless the company receives repurchase demands from holders of more than 5% (218,472 shares at June 30, 2001) of the common stock permitted to vote on the transaction. Furthermore, the merger agreement between Royale Energy and Royale Petroleum gives the Royale Energy board of directors the right to cancel the merger transaction if more than 5% of the common shareholders exercise their dissenters' rights. If more than 5% of the Common shareholders exercise their right and tender their shares for repurchase by Royale Energy, it is likely the Royale Energy board will exercise its right to cancel the transaction, in which case Royale Energy will not be obligated to complete the repurchase transaction or the merger. The Royale Energy directors might choose to cancel the transaction if they thought the price to be paid for the shares were too high because of the total number of shares that must be repurchased.

Because Royale Energy's preferred shares are not traded on Nasdaq, preferred shareholders do have dissenters' rights even if less than 5% of the Preferred shares are tendered for repurchase. At June 30, 2001, a total of 61,088 shares of Royale's preferred stock were outstanding. Royale Energy believes the cost of dissenters' rights in this transaction will be minimal even if all of the Preferred stockholders elect to demand that Royale Energy repurchase their shares. If, however, Royale Energy cancels the transaction for any reason, the dissenting preferred stockholders' shares would also not be repurchased.

Common Shareholders

To exercise dissenters' rights, common shareholders must vote (in person or by proxy) against the merger transaction at the shareholders' meeting called for November 5, 2001, and must make a demand to Royale Energy or its transfer agent that the shares be repurchased on or before the meeting date, November 5, 2001.

A shareholder who exercises their dissenters' rights is entitled to receive the fair market value of the shareholder's shares as of the day before our first announcement of the terms of the proposed merger. We will offer to pay dissenting common shareholders a price equal to the closing price of our common stock on September 25, 2001, the date we mailed this notice to you. Thus, a dissenting shareholder will receive only what the shareholder would have received if the shareholder had sold the shares over Nasdaq at the end of that day.

Preferred Shareholders

To exercise dissenters' rights, preferred shareholders must either abstain from voting on the merger transaction or vote their shares against it, and they must make a demand to Royale Energy or its transfer agent that the shares be repurchased within 30 days after Royale Energy mails a statement to them announcing approval of the merger and reminding them of their dissenters' rights. Royale Energy expects that, if the merger is approved, it will mail out the notice of approval promptly after the shareholders' meeting.

Our preferred stock is convertible to common stock at the rate of one common share for each two preferred shares being converted. We will offer to pay dissenting preferred shareholders a price equal to one half of the closing price of our common stock on September 25, the date we mailed this notice to you.

Dissenting Shareholders may sue if they believe our price is not the fair market value for their shares

If a dissenting shareholder believes that our price is less than the fair market value on the date of the announcement, the dissenting shareholder could file a lawsuit under California law to demand that an independent party conduct an appraisal of the shares, and we would be obligated to pay that appraised value.

Royale Petroleum's shareholders have waived their dissenters' rights

Delaware and California corporation laws also give dissenters' rights to the Royale Petroleum shareholders, similar to those given to the Royale Energy shareholders. However, the two shareholders of record of Royale Petroleum have each indicated that they will vote their Royale Petroleum shares in favor of the merger and waive their dissenters' rights. In addition, the Royale Energy board of directors may cancel the proposed merger transaction if less than 100% of the Royale Petroleum shareholders accept it. We do not expect that dissenters' rights will play any role in the Royale Petroleum shareholders' acceptance of the merger on the terms disclosed in this proxy statement.

Proposal 2: ELECTION OF DIRECTORS

Seven directors will be elected to serve on Royale Energy's board of directors until the next annual meeting of shareholders or until their successors are elected and qualified. Seven of the seven currently serving directors have been nominated for reelection to the board.

Voting

The seven nominees receiving the highest number of votes will be elected. Signed proxies received will be voted for the election of the nominees listed in this proxy statement, all of whom have agreed to serve if elected. Should any of the nominees become unavailable at the time of the meeting to accept nomination or election as a director, the proxy holders named in the enclosed proxy will vote for substitute nominees at their discretion. Votes withheld for a nominee will not be counted.

Cumulative Voting

Cumulative voting allows a shareholder to cast for any one or more candidates a number of votes greater than their number of shares. For cumulative voting to be in effect, at least one shareholder must give notice of his intent to cumulate votes prior to the commencement of voting. If any shareholder has given notice of the intent to cumulate votes, then each shareholder has the right to give one candidate a number of votes equal to the number of directors to be elected (seven) multiplied by the number of shares held by the shareholder, or distributing such number of votes among as many candidates as the shareholder sees fit. For example, if you have 100 shares, you will have 700 votes. You can give all your votes to one nominee or distribute your votes among as many nominees as you would like.

Nominees for the Board of Directors

The board of directors recommends a vote FOR the election of each of the following seven nominees for director.

Proxies solicited by the board of directors will be voted in favor of each nominee unless shareholders specify otherwise in their proxies. The following pages describe the nominees for director, including their principal occupations for the past five years, certain other directorships, age, and length of service as director of Royale Energy. Membership on board committees, attendance at board and committee meetings, and ownership of stock in Royale Energy are indicated in separate sections following the individual resumes of the nominees.

Each nominee has agreed to be named in this proxy statement and to serve as a director if elected. The ages listed are as of June 1, 2001.

Nominees for Director

Name	Age	First Became Director or Executive Officer	Positions Held
Harry E. Hosmer (1)	70	1987	Chairman of the Board.
Donald H. Hosmer	47	1987	President, Secretary and Director. Chairman of the Board and President of affiliate Royale Petroleum Corporation ("Royale Petroleum").
Stephen M. Hosmer	34	1991	Chief Financial Officer and Director. Secretary and Director of Royale Petroleum.
Oscar Hildebrandt (2)	65	1995	Director.
Rodney Nahama	69	1994	Director.
George M. Watters (1), (2) Gilbert C. L. Kemp	81 67	1991 1998	Director. Director.

(1) Member of the audit committee of the board of directors.

(2) Member of the compensation committee of the board of directors.

Nominee Profiles

The following summarizes the business experience of each director and executive officer for the past five years.

Harry E. Hosmer - Chairman of the Board

Mr. Hosmer has served as Chairman since Royale Energy began operations in 1987, and from inception in 1987 until June 1995, he also served as President and Chief Executive Officer. In October 1985, Mr. Hosmer and his sons founded Royale Petroleum Corporation, an affiliate of Royale Energy. Prior to his founding of Royale Energy, Inc. and Royale Petroleum Corporation, Mr. Hosmer was Vice President of an Oklahoma oil and natural gas exploration and development company. He was a member of the Independent Petroleum Association's Speaker's Bureau and its Capital Formation Committee. Mr. Hosmer also served as President of Brookhill Publishing Company, a publisher of leading trade publications, which was subsequently acquired by Harcourt, World, Jovanovich & Brace.

Donald H. Hosmer - President, Chief Executive Officer, Director, and co-founder of Royale Energy, Inc.

In October 1985, Mr. Hosmer, along with his father and brothers, founded Royale Petroleum Corporation, the principal shareholder of the Corporation. In October, 1986, Energy, Inc. (the "Company") was incorporated in order to combine the function of the prior two companies in preparation for the involvement of outside shareholders for the first time. Mr. Hosmer was responsible for the marketing aspects of Royale Energy. In this capacity, his department has funded over $35,000,000 in oil and natural gas acquisitions since 1984. Mr. Hosmer publishes the Royale Energy Report, a quarterly energy publication giving its readers an informative summary of company activities, as well as, the state of the natural gas industry. He is a member of the Speakers Bureau of the Independent Petroleum Association of America (IPAA) and registered as an oil and gas industry expert on the Business Wire's ExpertSource service. He has successfully directed the funding of 150 oil and natural gas wells throughout the major geologic basins in the US. Under his leadership Royale Energy became the largest independent natural gas producer in California. After graduation from college, he joined Cox Broadcasting where he became Systems Sales Manager with a 70-member staff.

Stephen M. Hosmer - Chief Financial Officer, Director, Secretary

Mr. Hosmer joined Royale Energy in May 1988. He was responsible for establishing Royale Energy information management system and forming the Operating Division of Royale Energy, Inc. In this capacity, he brought Royale Energy into the Sacramento Basin through a joint venture with Pacific Gas & Electric Resources resulting in the drilling of the Victor Ranch wells. Mr. Hosmer has also been responsible for heading up the acquisition team. As such, he has concluded the acquisition of Arkoma Production Company from Jerry Jones and the acquisition of Vernon E. Faulconer Inc. in 1997. In June of 1995, the Board of Directors appointed Mr. Hosmer as Chief Financial Officer. Mr. Hosmer graduated Oral Roberts University in Tulsa, Oklahoma with a BS in Business Administration. Mr Hosmer is currently attending Pepperdine University's President/Key Executive MBA program.

Oscar Hildebrandt, D.V.M. - Director

Dr. Hildebrandt has been a director of Royale Energy, Inc. since 1995. He is currently a financial advisor and educator. Dr. Hildebrandt practiced veterinary medicine for 35 years, organizing and acting as senior partner of a 10 veterinarian group practice. During that time he managed the pension plan and profit-sharing plan for the group practice. Dr. Hildebrandt was instrumental in starting several businesses that subsequently were sold to large national corporations and was the director, organizer and chairman of the board of Fidelity National Bank of Medford, Wisconsin. He attended both the University of Wisconsin and University of Minnesota, graduating from the University of Minnesota with a Bachelor's degree and D.V.M. degree. He has been involved in oil and gas investments for 33 years.

Rod Nahama - Director

Mr. Nahama, a leading geologist with over 31 years of hands-on experience in finding oil and natural gas in California and Oregon basins, joined Royale Energy's Board of Directors in 1994. Since 1994, Mr. Nahama has pursued private business interest, including the provision of geologic consulting services to Royale Energy. Mr. Nahama has discovered some of the largest producing wells in California. He worked for many years as an exploration geologist for energy companies prior to co-founding Nahama & Weagant Energy Company in 1979. His expertise in exploring, developing, producing and selling natural gas in California and Oregon is well recognized throughout the United States.

George M. Watters - Director

Mr. Watters has been a Director of Royale Energy, Inc. since 1991. He has many years of senior management experience, including 23 years with Amoco, in all phases of downstream petroleum operations - marketing, refining, trading and commercial development. He was instrumental in the conception and development of two successful grass roots refining and marketing projects in Australia and Singapore. His last assignment was Chief Executive of Amoco Shipping and Trading Company, residing in London. Prior to his affiliation with Amoco, he held various management positions with the former Standard-Vacuum Oil Company, jointly owned by Exxon and Mobil. He is a graduate of MIT and also attended their Management Program for Senior Executives.

Gilbert C.L. Kemp - Director

Mr. Kemp, the founder of Kemp Geophysical is one of the industry's foremost experts in 2D and 3D seismic data acquisition. Since 1954 Mr. Kemp has acquired data throughout the US and the world. Mr. Kemp directed the acquisition of data in a number of challenging areas, and developed techniques for improving data quality, resulting in greater reserve recovery. In his efforts to improve data quality while reducing costs, Mr. Kemp led the industry in acquiring simultaneous multi-line data. This early 3D provided greater data accuracy at a cost significantly less than independently acquired single lines. The industry has come to rely on seismic more heavily as an exploration tool. Kemp Geophysical along with three other geophysical companies merged to become 3D Geophysical. This was the first company to put its primary focus on 3D seismic in 1996. Western Atlas bought 3D Geophysical and Mr. Kemp is Western Atlas' Manager of California Operations.

Board of Directors' Committee Assignments

Three meetings of the board of directors were held in 2000. Harry E. Hosmer attended 67% of the board meetings; the other directors attended 100% of the meetings.

Audit Committee

Purpose: To assist the Board of Directors in carrying out its responsibility as to the independence and competence of Royale Energy's independent public accountants.

Number of Meetings Held in 2000: 1

Members: Harry E. Hosmer

George M. Watters

Oscar Hildebrandt

Attendance: No Audit Committee member attended less than 75% of the committee meetings held in 2000.

Audit Committee Report:

The Audit Committee has reviewed and discussed the audited financial statements with management as well as our independent public accountants. The audit committee has received from the independent accountants a formal written statement regarding the auditors' independence and has discussed with the independent accountant matters relating to their independence. The Audit Committee has satisfied themselves as to the auditors' independence. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, which includes, among other items, matters related to the audit of Royal Energy's financial statements.

The audit committee recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for 2000 for filing with the Securities and Exchange Commission.

Compensation Committee

Purpose: To review and make recommendations to the board of directors on setting the salaries of the board's officers and the compensation to be paid to members of the board of directors who are not employees of Royale Energy.

Number of Meetings Held in 2000: 1

Members: Rod Nahama

Oscar A. Hildebrandt

Don Hosmer

Stephen Hosmer

Attendance: No Compensation Committee member attended less than 75% of the committee meetings held in 2000.

Compensation of Directors

Each director who is not an employee of Royale Energy receives a quarterly fee for his services, which in 2000 was set at $2,035. In addition, Royale Energy reimburses directors for the expenses they incur for their service. No directors received any stock options or stock appreciation rights in 2000.

Executive Compensation

The following table summarizes the compensation of chief executive officer and the other most highly compensated executive officers of Royale Energy and its subsidiaries during the past year.

		Annual Compensation
(a) Name	(b) Year	(c) Salary	(d) Bonus	(e) Other Annual Compensation (1)	(f) All Other Compensation (2), (3)
Donald H. Hosmer,	2000	$135,046	$10,000	$653	$ 2,400
President	1999	$135,046		$415	$ 2,400
	1998	$121,169	$10,000	$368	$53,350
Stephen M. Hosmer,	2000	$112,539	$10,000	$630	$ 3,300
Chief Financial	1999	$112,539		$321	$ 3,300
Officer	1998	$ 97,808	$10,000	$340	$37,269

  Under the terms of a plan adopted by the board of directors in 1989, each of the listed executives has elected to participate in wells drilled by Royale Energy. See, Certain Relationships and Related Transactions on Page 26. The costs that they incurred for interests acquired in wells pursuant to this policy are less than would have been the cost of purchasing an equivalent percentage as working interests in these wells which are sold to unaffiliated outside investors. The difference between the executives' actual cost and the cost incurred by outside investors could be considered as additional compensation to them. However, Royale Energy's management does not believe that the amount of such difference is significant. In addition, prior to June 1995, Royale Energy advanced funds to the executives to pay for their well participation interests. To the extent that the advances amount to interest free loans, the executives could also be considered to have received additional compensation. The Other Annual Compensation in the foregoing table consists of the amounts which the management believes may be considered income to be imputed from such foregone interest. The imputed interest was estimated using approximate amounts due at the end of each period, as if that amount had been due for the entire period. Royale Energy used the imputed interest rate of 7% simple interest per annum. In June 1995, Royale Energy's policy regarding advancement of funds was changed. The current policy requires that all such purchases of interests in wells must be paid in cash.

(2) Includes the amount received upon resale of stock options to Royale Energy in September 1998, by Donald Hosmer ($51,750) and Stephen Hosmer ($34,400). There were no stock options granted in 2000.

(3) Includes Royale Energy's matching contribution in 2000 for Donald Hosmer ($2,400) and Stephen Hosmer ($3,300) to Royale Energy's retirement savings plan initiated in April 1998. For year ending 1998, includes matching contribution for Donald Hosmer ($1,600) and Stephen Hosmer ($2,769) and for the year ending 1999, includes matching contributions for Donald Hosmer ($2,400) and Stephen Hosmer ($3,300).

No Stock Options Were Granted in 2000

Royale Energy did not grant any stock options or stock appreciation rights to its officers or employees during 2000.

Aggregated 2000 Option Exercises and Year-End Values

None of the executive officers named in the Summary Compensation Table exercised any stock options or stock appreciation rights in 2000, 1999, or 1998. The following table summarizes the number and value of all unexercised stock options held by those executive officers at the end of 2000.

(a) Name	(b) Number of Securities Underlying Options/ SARs Exercised	(c) Value Realized	(d) Number of Securities Underlying Unexercised Options/SARs at FY-End (#) (1) Exercisable/ Unexercisable	(e) Value of Unexercised In-the-Money Options/SARs at FY-End ($) (2) Exercisable/ Unexercisable
Donald H. Hosmer	-	-	15,000/0	$108,750/0
Stephen M. Hosmer	-	-	10,000/0	$72,500/0

(1) The number of shares underlying options has not been adjusted to reflect the 15% stock dividend paid to Royale Energy shareholders in May 2001. After the dividend, and on the date this proxy statement was first mailed to shareholders, the number of exercisable options owned by Donald H. Hosmer was 1,725, and by Stephen M. Hosmer was 11,500.

(2) Based on a fair market value of $7.25 per share, which was the closing bid price of Royale Energy's common stock in the Nasdaq National Market System on Friday, December 29, 2000.

Security Ownership of Certain Beneficial Owners and Management

The following tables contain information regarding the ownership of Royale Energy's voting securities as of December 31, 2000, by:

i) Each person who is known by Royale Energy to own beneficially more than 5% of the outstanding shares of each class of equity securities;

ii) each director of Royale Energy, and

iii) all directors and officers of Royale Energy as a group.

Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the tables possesses sole voting and investment power with respect to its or his shares.

Common Stock

On June 30, 2000, 4,369,451 shares of Royale Energy's common stock were outstanding.

Common Shareholders
	Shares Owned (1)
Shareholder	Number		Percent
Royale Petroleum Corporation	1,465,187	(3), (4)	31.6%
Donald H. Hosmer	1,483,587	(3), (4)	31.9%
Stephen M. Hosmer	1,478,021	(3), (4)	31.8%
Harry E. Hosmer	51,750	(4)
Oscar A. Hildebrandt	47,635		1.1%
Gilbert C. L. Kemp	5,750		(5)
Riodney Nahama	16,100		(5)
George M. Watters	34,500		(5)

All directors and officers as a group (7 persons)			36.4%

(1) Includes shares which the listed shareholder has the right to acquire before March 1, 2000, from options or warrants, as follows: Royale Petroleum Corporation 265,138, Donald H. Hosmer 17,250, Harry E. Hosmer 46,000, Stephen M. Hosmer 11,500, Oscar Hildebrandt 23,000, Rodney Nahama 16,100, George M. Watters 34,500, and all officers and directors as a group 413,488.

(2) Unless otherwise indicated, the mailing address of each listed shareholder is 7676 Hazard Center Drive, Suite 1500, San Diego, California 92108.

(3) Because Messrs. Donald and Stephen Hosmer are directors of Royale Petroleum Corporation ("Royale Petroleum") and have power to vote the shares of common stock owned by Royale Petroleum, pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, each of them may be deemed to be the beneficial owner of all the common stock owned by Royale Petroleum. Accordingly, the 1,465,187 shares of Royale Energy owned by Royale Petroleum are included in the number of shares held by both Donald and Stephen Hosmer and in the number of shares owned by all officers and directors as a group.

(4) Donald H. and Stephen M. Hosmer are sons of Harry E. Hosmer, Chairman of the Board.

(5) Constitutes less than 1% of the outstanding shares.

Preferred Stock

Holders of each series of preferred shares have voting rights equal to the number of shares into which they are convertible. None of the Preferred shareholders have the right to vote as much as 5% of the shares entitled to vote when taking into account the total number of both Common and Preferred Shares. On December 31, 2000, there were 9,375 shares of Series A and 43,750 shares of Series AA Convertible preferred stock outstanding. The shares of each series of Convertible preferred stock is convertible into Royale Energy's common stock at the option of the security holder, at the rate of two shares of Convertible preferred stock for each share of common stock.

Preferred Shareholders

	Series A		Series AA
Shareholder (1)	Number	%	Number	%
Richard G. and Margaret E. Algire			3,125	33.3%
Marjorie Carson			6,250	14.28%
June L. Ginnings			3,125	7.14%
Overland Bank			6,250	14.28%
Audrey Sanabria & B.G. Dienelt, Jr.			3,125	6.25%
George Singleton			6,250	14.28%
Charles Swaner			6,250	14.28%
James S. Trowbridge	6,250	66.7%
William W. Well			6,250	14.28%
Jerome Winston			6,250	14.28%
Nim E. Wire			6,250	14.28%
All officers and directors as a group (7 persons).	0	0.0%	0	0.0%

(1) The mailing address of each listed shareholder is 7676 Hazard Center Drive, Suite 1500, San Diego, California 92108.

Certain Relationships and Related Transactions

In 1989, the board of directors adopted a policy (the "1989 policy") that permits each director and officer of Royale Energy to purchase from Royale Energy, at its cost, up to one percent (1%) fractional interest in any well to be drilled by Royale Energy. When an officer or director elects to make such a purchase, the amount charged per each percentage working interest is equal to the actual pro rata cost to Royale Energy of drilling and completion costs, rather than the higher amount that Royale Energy charges to working interest holders for the purchase of a percentage working interest in a well. Of the current officers and directors, Donald Hosmer, Stephen Hosmer, Harry E. Hosmer, and Oscar Hildebrandt have at various times elected to purchase interests in certain wells drilled by Royale Energy under the 1989 policy.

Under the 1989 policy, officers and directors may elect to participate in wells at any time up until drilling of the prospect commences. Participants do not pay a set, turnkey price (as do outside investors who purchase undivided working interests from Royale Energy), but are liable for all direct costs and expenses through completion of a well, whether or not the well drilling and completion expenses exceed Royale Energy's cost estimates. Thus, they participate on terms much the same as would be afforded to other oil and gas industry participants or joint venturers. Participants are invoiced for their share of direct costs of drilling and completion as expenses are incurred by Royale Energy.

Officer and director participants under this program do not pay some expenses paid by outside, retail investors in working interests, such as sales commission, if any, or marketing expenses. The outside, turnkey drilling agreement investors, on the other hand, are not obligated to pay additional costs if a drilling project experiences cost overruns or unanticipated expenses in the drilling and completion stage. Accordingly, Royale Energy's Management believes that the terms on which officers and directors participate in wells under the Board of Directors' policy are being offered their interests on terms the same as could be obtained by unaffiliated oil and gas industry participants in arms-length transactions, albeit those terms are different than the turnkey agreement under which outside investors purchase fractional undivided working interests from Royale Energy.

Donald and Stephen Hosmer have each individually participated in 56 wells under the 1989 policy. Donald and Stephen Hosmer have also participated in 27 wells in the name of Royale Petroleum, a corporation jointly owned by them, beginning in 1996. The Hosmer Trust, a trust for the benefit of family members of Harry E. Hosmer, has participated in 55 wells.

During 2000, Royale Petroleum did not invest in any wells under the 1989 policy through Donald and Stephen Hosmer.

Donald Hosmer's 2000 investments in wells under the 1989 policy totaled $14,990 for 0.004% interests in nine wells. In 2000, Stephen Hosmer invested purchased 0.005% interests in nine wells, for a total investment of $17,584.

The Hosmer Trust purchased 0.005% interests in nine wells during 2000 for a total investment of $20,406.

Prior to June 1995, Royale Energy had advanced to the participants under the 1989 policy, the funds with which to purchase their interests, with funds to be repaid from future production from the working interests, with advances to be repaid from well production. Each month, participants are credited with well income and charged with well expenses from producing wells, at the same time as other investors including working interest purchasers. Each officer and director who participates in one or more wells with Royale Energy has a single account to which all charges and income from all wells is credited. In June 1995, Royale Energy's policy regarding the advancement of funds was changed. Current policy requires that all such purchases of interests in wells must be paid in cash. At December 31, 2000, the following executive officers and their affiliates owed the following amounts on advances for well participations: Donald Hosmer $29,105; Stephen Hosmer $21,228; Royale Petroleum $489; the Hosmer Trust $72,275.

Proposal 3: APPROVAL OF BROWN ARMSTRONG ACCOUNTANCY CORPORATION AS INDEPENDENT ACCOUNTANTS

The board of directors recommends a vote FOR the approval of Brown Armstrong Accountancy Corporation as Royale Energy's independent accountants.

It is the opinion of our Board of Directors that the certified public accounting firm of Brown Armstrong Accountancy Corporation, Inc. ("Brown Armstrong") of Bakersfield, California, is best suited to conduct Royale Energy audits, and reviews as well as related business consulting. The partner in charge, Burton Armstrong, has been a board member of and is on the tax committee of the California Independent Petroleum Association (CIPA) and active in many industry accounting and SEC related bodies in addition to the broader resources of the firm. Royale Energy feels Brown Armstrong conducts its business with detailed thoroughness in an expeditiously professional and economical manner and recommends your approval of continuing to retain them. Mr. Armstrong is expected to attend the shareholder meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Proposal 4: OTHER MATTERS

The board of directors recommends a vote FOR the granting discretionary authority to vote on other matters lawfully brought before the meeting.

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than those items previously discussed. The proxy being solicited by the board of directors provides authority for the proxy holders, Donald H. Hosmer and Stephen M. Hosmer, to use their discretion to vote on such other matters as may lawfully come before the meeting, including matters incidental to the conduct of the meeting, and any adjournment thereof.

OTHER INFORMATION

Annual Report

Royale Energy's annual report for 2000, including financial statements, is being mailed to shareholders prior to or simultaneously with this proxy statement.

Method and Cost of Soliciting Proxies

The accompanying proxy is being solicited on behalf of the Board of Directors of Royale Energy. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by Royale Energy. Proxies may be solicited by officers, directors, and employees of Royale Energy in person, or by mail, courier, telephone or facsimile. In addition, Royale Energy has retained ADP Proxy Services to solicit proxies by mail, courier, telephone and facsimile and to request brokerage houses and other nominees to forward soliciting material to beneficial owners. For these services Royale Energy will pay a fee of approximately $750.

Section 16(a) Beneficial Ownership Reporting Requirement

Out directors and executive officers must file reports with the Securities and Exchange Commission indicating the number of shares of Royale Energy's common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us.

Where to Obtain Additional Information

You may obtain, free of charge, a copy of Royale Energy's Annual Report or Form 10-KSB for the year ended December 31, 2000 (including the financial statements and schedules thereto) filed with the Securities and Exchange Commission by writing to Royale Energy's Secretary at 7676 Hazard Center Drive, Suite 1500, San Diego, California 92108; telephone 619-881-2800; E-mail: www.royl.com.

We file annual, quarterly and period reports, proxy statements and other information with the Securities and Exchange Commission using the SEC's EDGAR system. You can find our SEC filings on the SEC's web site, www.sec.gov. You may read and copy any materials that we file with the SEC at its Public Reference Room at 450 5th Street, N.W., Washington, D.C. 20549. Our common stock is listed on the Nasdaq National Market System, under the symbol "ROYL,"

and all reports, proxy statements and other information that we file with Nasdaq may be inspected at its offices at 1735 K Street N.W., Washington, D.C. 20006.

Our annual report, which contains audited financial statements, accompanies this proxy statement. We use the calendar year as our fiscal year.

Proposals by Shareholders - 2002

Any proposal by a shareholder to be submitted for inclusion in proxy soliciting material for the 2002 annual shareholders meeting must be received by the corporate secretary of Royale Energy no later than December 31, 2001.

Other Matters

No proposals have been received from shareholders for inclusion in the proxy statement or action at the 2001 annual meeting. Management does not know of any matter to be acted upon at the meeting other than the matters above described. However, if any other matter should properly come before the meeting, the proxy holders named in the enclosed proxy will vote the shares for which they hold proxies in their discretion.

Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope.

Date: September 11, 2001 By Order of the Board of Directors,

Donald H. Hosmer ____

Donald H. Hosmer

President and Secretary

Appendix A

Plan and Agreement of Merger

between Royale Petroleum Corporation

and Royale Energy, Inc.